AMENDMENT NO. 2 TO FINANCING AGREEMENT AND CONSENT

This AMENDMENT NO. 2 TO FINANCING AGREEMENT AND CONSENT (this “Amendment”) is entered into as of January 25, 2008, by and among METALICO, INC., a Delaware corporation (“Borrower”), each Subsidiary of Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders signatory hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Agents and the Lenders are parties to that certain Financing Agreement, dated as of July 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement as amended hereby);

WHEREAS, the Borrower has requested that the Agents and Lenders consent to the CatCon Acquisition (as hereinafter defined) on the terms and conditions set forth in the CatCon Acquisition Documents (as hereinafter defined);

WHEREAS, in order to finance a portion of the consideration payable to complete the CatCon Acquisition and to pay fees and expenses related to the CatCon Acquisition, the Financing Agreement, and this Amendment, the Borrower has requested that the Lenders extend credit to the Borrower consisting of a term loan C in the principal amount of $17,150,000;

WHEREAS, the Borrower has requested that the Agents and Lenders make certain amendments to the Financing Agreement; and

WHEREAS, upon the terms and conditions set forth herein, the Agents and Lenders are willing to accommodate the Borrower’s requests.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Financing Agreement.

(a) Amendment to Recitals. The first paragraph of the recitals to the Financing Agreement is hereby amended by amending and restating such paragraph in its entirety as follows:

“The Borrower has asked the Lenders to extend a credit facility of $67,150,000 (the “Maximum Credit Facility Amount”) to the Borrower consisting of (a) a term loan A in the aggregate principal amount of $32,000,000, (b) a term loan B in an aggregate principal amount of $18,000,000, and (c) a term loan C in the aggregate principal amount of $17,150,000. The proceeds of the term loans shall be used to pay a portion of the cash Purchase Price for the Acquisitions (as defined below) by the Borrower and its Subsidiaries, for general working capital purposes of the Borrower and its Subsidiaries, and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.”

(b) Amendment to Section 1.01. Section 1.01 of the Financing Agreement, Definitions, is hereby amended by adding the following new definitions in appropriate alphabetical order:

“American CatCon Holdings” means American CatCon Holdings, LLC, a Texas limited liability company.

“CatCon Acquisition” means, collectively, the acquisitions by Metalico CatCon of substantially all of the assets of American CatCon Holdings and of American Cat Con, LLC, a Mississippi limited liability company, in accordance with the terms of the CatCon Acquisition Agreements.

“CatCon Acquisition Agreements” means, collectively, the CatCon Mississippi Purchase Agreement and the CatCon Texas Purchase Agreement.

“CatCon Acquisition Documents” means, collectively, the CatCon Acquisition Agreements and all other documents and agreements executed and delivered in connection therewith (including the CatCon Seller Subordinated Note, the Hickman Employment Agreement and the Hickman Non-Compete Agreement).

“CatCon Earn-Out Arrangement” means Metalico CatCon’s obligations to make payments in connection with the CatCon Acquisition based on the performance allocated to the assets acquired pursuant to the CatCon Texas Purchase Agreement and so long as such obligations are unsecured.

“CatCon Mississippi Purchase Agreement” means that certain Asset Purchase Agreement, dated as of January 2, 2008, by and between Metalico CatCon and American Cat Con, LLC, a Mississippi limited liability company.

“CatCon Put Arrangement” means Metalico’s obligation to repurchase its Capital Stock from American CatCon Holdings pursuant to Section 2.4(c) of the CatCon Texas Purchase Agreement.

“CatCon Seller Subordinated Note” means a promissory note, dated January 25, 2008, in the original principal amount of $3,859,786.64, made by Metalico CatCon to the order of American CatCon Holdings.

“CatCon Subordination Agreement” means a Subordination Agreement, substantially in the form of Exhibit S-2, by and among the Collateral Agent, Foothill, and the holder of the CatCon Seller Subordinated Note.

“CatCon Texas Purchase Agreement” means that certain Asset Purchase Agreement, dated as of January 2, 2008, by and between Metalico CatCon and American CatCon Holdings.

“Hickman Employment Agreement” means that certain Employment Agreement, dated as of January 25, 2008, by and between Allen W. Hickman, Jr. and Metalico CatCon.

“Hickman Non-Compete Agreement” means that certain Non-Competition Agreement, dated as of January 25, 2008, by and between Allen W. Hickman, Sr. and Metalico CatCon.

“Metalico CatCon” means Metalico CatCon, Inc. a Texas corporation.

“Second Amendment” means that certain Amendment No. 2 to Financing Agreement and Consent, dated as of January 25, 2008, by and among the Borrower, the Guarantors, the Lenders, and the Agents.

“Term Loan C” has the meaning specified therefor in Section 2.01(a)(iii).

“Term Loan C Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan C to the Borrower in the amount set forth in Schedule C-2 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan C Funding Date” has the meaning specified therefor in the Second Amendment.

“Term Loan C Funds Flow Agreement” means that certain Funds Flow Agreement, dated of the Term Loan C Funding Date, by and among the Agents, the Lenders, Foothill and the Borrower.

“Term Loan C Lender” means a Lender with a Term Loan C Commitment or a portion of the Term Loan C.

“Term Loan C Obligations” means any Obligations with respect to the Term Loan C (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Total Term Loan C Commitment” means the sum of the amounts of the Lenders’ Term Loan C Commitments, which amount is $17,150,000 as of the Term Loan C Funding Date.

(c) Amendment to Section 1.01. Section 1.01 of the Financing Agreement, Definitions, is hereby further amended by amending and restating in their entirety the following definitions:

“Acquisitions” means, collectively, the Annaco Acquisition, the Totalcat Acquistion and the CatCon Acquisition.

“Commitments” means, with respect to each Lender, such Lender’s Term Loan A Commitment, Term Loan B Commitment and Term Loan C Commitment.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (A) Consolidated Net Interest Expense, (B) net income tax expense, (C) depreciation expense, (D) amortization expense, (E) non-cash compensation charges, (F) non-cash expenses relating to the Borrower’s ownership of the Capital Stock of Beacon, and (G) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date under this Agreement and the transactions contemplated by the Annaco Acquisition Agreement, minus non-cash gains relating to the Borrower’s ownership of the Capital Stock of Beacon; provided that Consolidated EBITDA of the Borrower and its Subsidiaries for each fiscal month during the period from July 1, 2006 to June 30, 2007 shall be as mutually agreed to by the Borrower and the Agents; provided further that, for the purposes of calculating Consolidated EBITDA (other than for the purposes of calculating Excess Cash Flow) of the Borrower, the Consolidated EBITDA of any Person acquired by, or of a Person substantially all of whose assets are being acquired by, the Borrower or one or more of its Subsidiaries pursuant to an acquisition consented to in writing by the Required Lenders during such period shall be included on a pro forma basis for such period (as if the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money or letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the Term Loan A, the Term Loan B and the Term Loan C and the amount of their Capitalized Lease Obligations.

“Funding Losses” has the meaning specified therefor in Section 2.04(f)(ii)(B).

“Loan” means the Term Loan A, the Term Loan B or the Term Loan C.

“Loan Document” means this Agreement, the Term Loan A Funds Flow Agreement, the Term Loan B Funds Flow Agreement, the Term Loan C Funds Flow Agreement, the Intercompany Subordination Agreement, any Guaranty, any Security Agreement, any Mortgage, any Filing Authorization Letter, the Intercreditor Agreement, the Niagara Subordination Agreement, the CatCon Subordination Agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Permitted Dispositions” means (a) sales or other dispositions by Borrowers of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of the applicable Borrower’s business, (b) sales by Borrowers of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrowers, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the applicable Borrower’s business, (e) the sale, distribution, transfer or other disposition of any of the Stock of Beacon owned by the Parent, and (f) sales or other dispositions to American CatCon Holdings of customer advances acquired by Metalico CatCon in connection with the CatCon Acquisition so long as any such sale or disposition is pursuant to the last sentence of Section 2.2(b) of the CatCon Texas Purchase Agreement as in effect on the date hereof.

“Prepayment Premium” means (a) as of any date of determination with respect to the Term Loan A and the Term Loan B, an amount equal to (i) during the period from and after the Effective Date up to the date that is the first anniversary of the Effective Date, 2% times the portion of Term Loan A and the Term Loan B being prepaid, (ii) during the period from and including the date that is the first anniversary of the Effective Date up to the date that is the second anniversary of the Effective Date, 1% times the portion of Term Loan A and the Term Loan B being prepaid, and (iii) during the period from and including the date that is the second anniversary of the Effective Date up to the Final Maturity Date, zero, and (b) as of any date of determination with respect to the Term Loan C, an amount equal to (i) during the period from and after the Term Loan C Funding Date up to the date that is the first anniversary of the Term Loan C Funding Date, 2% times the portion of Term Loan C being prepaid, (ii) during the period from and including the date that is the first anniversary of the Term Loan C Funding Date up to the date that is the second anniversary of the Term Loan C Funding Date, 1% times the portion of Term Loan C being prepaid, and (iii) during the period from and including the date that is the second anniversary of the Term Loan C Funding Date up to the Final Maturity Date, zero.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make the Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

(b) with respect to a Lender’s obligation to make the Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

(c) with respect to a Lender’s obligation to make the Term Loan C and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan C Commitment, by (ii) the Total Term Loan C Commitment, provided that if the Total Term Loan C Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan C and the denominator shall be the aggregate unpaid principal amount of the Term Loan C, and

(d) with respect to all other matters (including the indemnification obligations arising under Section 10.05) regarding a Lender, the percentage obtained by dividing (i) the sum of the unpaid principal amount of such Lender’s portion of the Term Loan A, the unpaid principal amount of such Lender’s portion of the Term Loan B and the unpaid principal amount of such Lender’s portion of the Term Loan C, by (ii) the sum of the aggregate unpaid principal amount of the Term Loans.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including the fair market value of any Capital Stock of any Loan Party issued in connection with such Acquisition and including any earn-out arrangements), paid or delivered by a Loan Party in connection with such Acquisition, plus (ii) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Borrower and its Subsidiaries after giving effect to such Acquisition.

“Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (d) of the definition thereof) aggregate more than 50%.

“Term Loans” means the Term Loan A, the Term Loan B and the Term Loan C.

“Total Commitment” means the sum of the Total Term Loan A Commitment, the Total Term Loan B Commitment and the Total Term Loan C Commitment.

(d) Amendment to Section 1.01. Section 1.01 of the Financing Agreement, Definitions, is hereby further amended by amending and restating in its entirety clause (s) of the definition of “Permitted Indebtedness” as follows:

(s) Contingent Obligations represented by any guaranties by Borrower or any of its Subsidiaries of Permitted Indebtedness outstanding under the Compass/150 Notes, the Tranzact Notes or the CatCon Seller Subordinated Note;

(e) Amendment to Section 1.01. Section 1.01 of the Financing Agreement, Definitions, is hereby further amended by (i) deleting the word “and” from clause (t) of the definition of “Permitted Indebtedness” and (ii) deleting the period at the end of clause (u) of the definition of “Permitted Indebtedness” and inserting a semi-colon in lieu thereof.

(f) Amendment to Section 1.01. Section 1.01 of the Financing Agreement, Definitions, is hereby further amended by adding the following new clauses to the end of the definition of “Permitted Indebtedness”:

(v) Indebtedness evidenced by the CatCon Seller Subordinated Note; and

(w) the CatCon Earn-Out Arrangements.

(g) Amendment to Section 2.01. Section 2.01 of the Financing Agreement, Commitments, is hereby amended by adding the following new subclause (iii) to the end of clause (a) of such section:

(iii) each Term Loan C Lender severally agrees to make a term loan (collectively, the “Term Loan C”) to the Borrower on the Term Loan C Funding Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan C Commitment.

(h) Amendment to Section 2.01. Section 2.01 of the Financing Agreement, Commitments, is hereby further amended by adding the following new subclause (iii) to the end of clause (b) of such section:

(iii) The aggregate principal amount of the Term Loan C made on the Term Loan C Funding Date shall not exceed the Total Term Loan C Commitment. Any principal amount of the Term Loan C that is repaid or prepaid may not be reborrowed.

(i) Amendment to Section 2.02. Section 2.02 of the Financing Agreement, Making the Loans, is hereby amended by amending and restating subclause (a)(ii) of such section in its entirety as follows:

(ii) the proposed borrowing date, which must be a Business Day, and must be (x) with respect to Term Loan A, the Effective Date, (y) with respect to Term Loan B, the Term Loan B Funding Date, and (z) with respect to Term Loan C, the Term Loan C Funding Date,

(j) Amendment to Section 2.02. Section 2.02 of the Financing Agreement, Making the Loans, is hereby further amended by amending and restating clause (c) of such section in its entirety as follows:

(c) All Loans under this Agreement shall be made by the Lenders simultaneously on the funding date applicable thereto and proportionately to their Pro Rata Shares of the Total Term Loan A Commitment, the Total Term Loan B Commitment and the Total Term Loan C Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(k) Amendment to Section 2.03. Section 2.03 of the Financing Agreement, Repayment of Loans; Evidence of Debt, is hereby amended by amending and restating clause (a) of such definition in its entirety as follows:

(a) The outstanding principal amount of Term Loan A, Term Loan B and Term Loan C shall be due and payable on the Final Maturity Date.

(l) Amendment to Section 2.04. Section 2.04 of the Financing Agreement, Interest, is hereby amended by adding the following new clause (c) and renumbering the remaining clauses in such section accordingly:

(c) Term Loan C. The Term Loan C shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan C until such principal amount is repaid, as follows: (i) if the relevant portion of the Term Loan C is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 6.5 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 3.5 percentage points.

(m) Amendment to Section 2.05. Section 2.05 of the Financing Agreement, Reduction of Commitments; Prepayment of Loans, is hereby amended by adding the following new subclause (iii) to the end of clause (a), “Reduction of Commitments”, of such section:

(iii) Term Loan C. The Total Term Loan C Commitment shall terminate upon the making of the Term Loan C on the Term Loan C Funding Date.

(n) Amendment to Section 2.05. Section 2.05 of the Financing Agreement, Reduction of Commitments; Prepayment of Loans, is hereby further amended by adding the following new subclause (iii) to clause (b), “Optional Prepayment”, of such section and renumbering the remaining subclauses in clause (b) accordingly:

(iii) Term Loan C. The Borrower may, upon at least 3 Business Days’ prior written notice to the Administrative Agent, prepay the principal of the Term Loan C, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(iii) shall be accompanied by (A) the payment of accrued interest to the date of such payment on the amount prepaid and (B) the Prepayment Premium applicable to the amount prepaid.

(o) Amendment to Section 2.05. Section 2.05 of the Financing Agreement, Reduction of Commitments; Prepayment of Loans, is hereby further amended by amending and restating in its entirety subclause (v) of clause (c), “Mandatory Prepayment”, of such section as follows:

(v) Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries (other than a Permitted Disposition of the type described in clauses (a), (d), and (e) of the definition of Permitted Dispositions), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to (a) 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $500,000 for all such Dispositions in any Fiscal Year, minus (b) the amount of such Net Cash Proceeds applied to the repayment of the Foothill Indebtedness (such repayment to effect a permanent repayment of such Indebtedness (with a commensurate and permanent reduction of the commitments thereunder)), except (1) in any case where the prepayment results from the sale or other disposition of a Loan Party or a division of a Loan Party and such sale includes Accounts or Inventory of such Loan Party, in which case a portion of the prepaid amount equal to the book value of the Accounts and Inventory included in such sale or other disposition shall be paid against the revolving credit facilities included in the Foothill Loan Agreement (without effecting a permanent repayment thereof and without effecting a reduction in the commitments thereunder) with the balance of the amount prepaid effecting a permanent repayment of the Foothill Indebtedness (with a commensurate and permanent reduction of the commitments thereunder), and (2) in the case where the prepayment is proceeds of a Disposition of the type described in clause (f) of the definition of Permitted Dispositions, in which case the Net Cash Proceeds thereof shall be paid against the revolving credit facilities included in the Foothill Loan Agreement (without effecting a permanent repayment thereof and without effecting a reduction in the commitments thereunder). Nothing contained in this clause (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(p) Amendment to Section 2.05. Section 2.05 of the Financing Agreement, Reduction of Commitments; Prepayment of Loans, is hereby further amended by amending and restating in its entirety subclause (vi) of clause (c), “Mandatory Prepayment”, of such section as follows:

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a) — (t) or clauses (v) – (w) of the definition of Permitted Indebtedness) or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (exclusive of the Qualified Issuance, the common Capital Stock issued to American CatCon Holdings in connection with the CatCon Acquisition, and exclusive of amounts received by the Loan Parties pursuant to the exercise of stock options issued to employees of the Loan Parties pursuant to a stock option plan approved by the Board of Directors of the Borrower and only to the extent that the Net Cash Proceeds received therefrom do not exceed $2,000,000 during any 12 month period), the Borrower shall prepay the Loans in an amount equal to (a) 100% of the Net Cash Proceeds received by such Person in connection therewith, minus (b) the amount of such Net Cash Proceeds applied to the permanent repayment of the Foothill Indebtedness (including, in the case of amounts applied to revolving credit facilities, a permanent reduction in the commitments thereunder). The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(q) Amendment to Section 2.05. Section 2.05 of the Financing Agreement, Reduction of Commitments; Prepayment of Loans, is hereby further amended by amending and restating in its entirety subclause (i) of clause (d), “Application of Payments”, of such section as follows:

(i) Each prepayment made pursuant to subsections (c)(v), (c)(vi), and (c)(vii) above shall be applied, on a pro-rata basis, to the Term Loan C, the Term Loan B and to the Term Loan A.

(r) Amendment to Section 4.02. Section 4.02 of the Financing Agreement, Payments, Computations and Statements, is hereby amended by changing the reference to “Section 5.02” therein to “Section 5.04”.

(s) Amendment to Section 4.04. Section 4.04 of the Financing Agreement, Apportionment of Payments, is hereby amended by amending and restating in its entirety clause (c) of such section as follows:

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan A Obligations, Term Loan B Obligations or Term Loan C Obligations, as applicable, then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loans in accordance with the terms and conditions of Section 2.05.

(t) Amendment to Section 6.01. Section 6.01 of the Financing Agreement, Representations and Warranties, is hereby amended by changing each reference to “Effective Date” in clauses (f), (o), (q), (v), (w), (x) and (ee) of such Section to “Term Loan C Funding Date”.

(u) Amendment to Section 6.01. Section 6.01 of the Financing Agreement, Representations and Warranties, is hereby amended by changing the reference to “as of the date hereof” in clause (dd) of such Section to “as of the Term Loan C Funding Date”.

(v) Amendment to Section 6.01. Section 6.01 of the Financing Agreement, Representations and Warranties, is hereby further amended by adding the following new subclause (iii) to the end of clause (jj), “Acquisition Documents”, of such section:

(iii) As of the Term Loan C Funding Date, the Borrower has delivered to the Agents complete and correct copies of the CatCon Acquisition Documents (including all schedules, exhibits, amendments, supplements, modifications, and assignments). No Loan Party that is a party to the CatCon Acquisition Documents is in default in the performance or compliance with any provisions thereof. The CatCon Acquisition Documents comply in all material respects with, and the CatCon Acquisition has been, as of the Term Loan C Funding Date, consummated in accordance with, in all material respects, all applicable laws (including HSR). The CatCon Acquisition Documents are in full force and effect as of the Term Loan C Funding Date and have not been terminated, rescinded or withdrawn as of such date. The execution, delivery and performance of the CatCon Acquisition Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect. To the best of the Loan Parties’ knowledge, none of the representations or warranties of any other Person in any of the CatCon Acquisition Documents contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading.

(w) Amendment to Section 7.02. Section 7.02 of the Financing Agreement, Negative Covenants, is hereby amended by amending and restating in its entirety clause (e), “Loans, Advances, Investments, Etc.”, of such section as follows:

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase all or substantially all of the assets of any other Person, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by a Loan Party to another Loan Party, made in the ordinary course of business, (iii) Permitted Investments; provided that the Borrower and its Subsidiaries shall not have Permitted Investments consisting of Cash and Cash Equivalents or amounts credited to deposit accounts or securities accounts in excess of $500,000 outstanding at any one time unless the Borrower or the applicable Subsidiary and the applicable bank or securities intermediary have entered into control agreements or similar arrangements governing such Permitted Investments, as the Collateral Agent shall determine in its reasonable discretion, to perfect (and further establish) the Collateral Agent’s Liens in such Permitted Investments; provided further that in no event shall the Borrower and its Subsidiaries have Cash and Cash Equivalents in excess of $20,000 in the deposit account at Falcon Bank that is referenced on Schedule 7.02(a) hereto unless Metalico CatCon, Falcon Bank and the Collateral Agent have entered into a control agreements governing such deposit account, (iv) purchases of metals by a Loan Party or one of its Subsidiaries other than if such purchase is not for ordinary course business operations, but instead is to speculate on trends and shifts in commodities markets, (v) purchases of options or future contracts for metals by a Loan Party or one of its Subsidiaries to be used to hedge against fluctuations in the prices of Inventory so long as (A) no Default or Event of Default shall have occurred and be continuing, (B) such purchases are made as a part of such Person’s normal business operations and consistent with past practices, and (C) such purchases are not made as a means to speculate for investment purposes on trends and shifts in commodities markets, (vi) the purchase by the Borrower of the Capital Stock of Totalcat not acquired on the Term Loan B Funding Date in accordance with the terms of the Totalcat Acquisition Documents (whether by means of a put or a call) prior to the date that is 60 days after the second anniversary of the Term Loan B Funding Date, so long as (A) no Default or Event of Default shall have occurred and be continuing, and (B) after giving effect to such purchase, the sum of Availability plus Qualified Cash shall not be less than $5,000,000, (vii) Contingent Obligations represented by any guaranties by Borrower or any of its Subsidiaries of Permitted Indebtedness outstanding under the CatCon Seller Subordinated Note, and (viii) the contribution by the Borrower to Metalico CatCon of a portion of the proceeds of the Term Loan C in order to facilitate the consummation of the CatCon Acquisition.

(x) Amendment to Section 7.02. Section 7.02 of the Financing Agreement, Negative Covenants, is hereby amended by amending and restating in its entirety the proviso in clause (h), “Restricted Payments”, of such section as follows:

provided, however, that (A) so long as no Default or Event of Default has occurred and is continuing, (1) any Subsidiary of the Borrower may pay dividends to the Borrower, and (2) the Borrower may pay dividends in the form of common Capital Stock (including common Capital Stock of Beacon in connection with the consummation of a Permitted Disposition with respect to the Capital Stock of Beacon), and (B) Metalico may repurchase its Capital Stock from American CatCon Holdings in connection with the CatCon Put Arrangement to the extent any payment to American CatCon Holdings in connection therewith is permitted pursuant to the CatCon Subordination Agreement.

(y) Amendment to Section 7.03. Section 7.03 of the Financing Agreement, Financial Covenants, is hereby amended by amending and restating in its entirety clause (d), “TTM EBITDA”, of such section as follows:

(d) TTM EBITDA. Permit TTM EBITDA of the Borrower and its Subsidiaries for the period ended as of the last day of each fiscal quarter set forth below to be less than the applicable amount set forth opposite such date:

Fiscal Quarter End	TTM EBITDA
June 30, 2007	$33,000,000
September 30, 2007	$36,000,000
December 31, 2007	$36,000,000
March 31, 2008	$42,000,000
June 30, 2008	$42,000,000
September 30, 2008	$42,000,000
December 31, 2008	$42,000,000
March 31, 2009	$43,000,000
June 30, 2009	$43,000,000
September 30, 2009	$43,000,000
December 31, 2009	$43,000,000
March 31, 2010	$44,000,000
June 30, 2010	$44,000,000
September 30, 2010	$44,000,000
December 31, 2010	$44,000,000
March 31, 2011	$45,000,000
June 30, 2011	$45,000,000
September 30, 2011	$45,000,000
December 31, 2011	$45,000,000
March 31, 2012	$46,000,000
June 30, 2012	$46,000,000
September 30, 2012	$46,000,000
December 31, 2012	$46,000,000
March 31, 2013	$47,000,000
June 30, 2013	$47,000,000

(z) Amendment to Disclosure Schedules. Schedules 6.01(o) (Real Property), 6.01(x) (Material Contracts), 6.01(dd) (Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN), 6.01(ff) (Collateral Locations), 7.02(a) (Existing Liens), and 7.02(b) (Existing Indebtedness) are hereby amended and restated in their entirety by the corresponding Schedules attached to this Amendment.

(aa) Schedule C-2. The Financing Agreement is hereby amended by adding Schedule C-2 (Term Loan C Commitments) in the form of such Schedule attached to this Amendment.

(bb) Exhibit S-2. The Financing Agreement is hereby amended by adding Exhibit S-2 (CatCon Subordination Agreement) in the form of such Exhibit attached to this Amendment.

2. Consents.

(a) Subject to the satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3 hereof, the Agents and the Lenders hereby consent to the consummation of the CatCon Acquisition so long as it is consummated in accordance with the terms and conditions set forth in the CatCon Acquisition Documents.

(b) The Agents and the Lenders hereby consent to the change of name of “Metalico CatCon, Inc.” to “American CatCon, Inc.,” provided that the Borrower delivers notice of such name change promptly (but in no event more than 20 days) after the effectiveness thereof.

3. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof (the date of such effectiveness being herein called the “Term Loan C Funding Date”):

(a) The Collateral Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) The Collateral Agent shall have received the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated as of the date hereof:

(i) the Term Loan C Funds Flow Agreement, duly executed by each of the parties thereto;

(ii) the CatCon Subordination Agreement, duly executed by each of the parties thereto;

(iii) an amendment to the Intercreditor Agreement, duly executed by each of the parties thereto;

(iv) termination and release agreements with respect to any liens on assets of American CatCon Holdings in favor of Merrill Lynch Business Financial Services, Inc. (“Merrill Lynch”), the obligations of American CatCon Holdings owing to Allen W. Hickman, Sr. (“Hickman Senior”) and American Cat Con, LLC’s line of credit with Hancock Bank (together with Merrill Lynch and Hickman Senior, the “CatCon Existing Lenders”) and all related documents, duly executed by American CatCon Holdings and American Cat Con, LLC and the CatCon Existing Lenders, together with termination statements for all financing statements filed by the CatCon Existing Lenders and covering any portion of the assets of American CatCon Holdings and American Cat Con, LLC;

(v) opinions of Lowenstein Sandler PC and Adams and Reese LLP, counsel to certain of the Loan Parties, as to such matters as the Collateral Agent may reasonably request;

(vi) written confirmation supported by reasonably detailed calculations, that (1) the operations conducted by American CatCon Holdings and American Cat Con, LLC, had positive Consolidated EBITDA for the most recently completed 12 month period for which financial statements are available, and (2) on a pro forma basis, created by adding the historical combined financial statements of the Borrower to the historical consolidated financial statements of the operations conducted by American CatCon Holdings and American Cat Con, LLC, the Borrower would have been in compliance with the financial covenants in Section 7.03 for the 12 months ending as of the month ended immediately prior to the proposed date of consummation of the CatCon Acquisition for which there are available financial statements;

(vii) (A) a quality of earnings report from a third party reasonably acceptable to the Agents, and (B) legal diligence items (including copies of material contracts, UCC, tax lien, litigation searches, and environmental diligence), in each case relative to the assets being acquired in connection with the CatCon Acquisition;

(viii) a certificate from the chief financial officer of the Borrower certifying that the sum of Availability and Qualified Cash shall equal or exceed $5,000,000 immediately after giving effect to the CatCon Acquisition;

(ix) copy of the resolutions of each Loan Party certified as of a recent date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by this Amendment and the other Loan Documents executed in connection herewith to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of this Amendment and the other Loan Documents executed in connection herewith to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(x) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of the Borrower and Metalico CatCon certifying as to the subsistence in good standing of, and the payment of taxes by, Metalico CatCon in such states;

(xi) a certificate of an Authorized Officer of each Loan Party, in form and substance satisfactory to the Collateral Agent and certifying that none of the governing documents of such Loan Party has been modified since the Effective Date; and

(xii) copies of (A) the CatCon Acquisition Documents, and (B) any other Material Contracts (not previously delivered to the Agents) as in effect on the Term Loan C Funding Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any material respect with respect to any of its obligations under such agreements.

(c) After giving effect to the CatCon Acquisition, the representations and warranties herein and in the Financing Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the consummation of the CatCon Acquisition, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(d) No Default or Event of Default shall have occurred and be continuing on the Term Loan C Funding Date or shall result from the consummation of the CatCon Acquisition or the transactions contemplated herein.

(e) The Agents shall have received evidence satisfactory to them (including a certificate of an Authorized Officer of Metalico CatCon) (i) that the CatCon Acquisition and all of the terms and conditions of the CatCon Acquisition Documents (no provision of which shall have been amended or otherwise modified or waived in any material respect except as has been previously disclosed to the Agents) have been duly authorized by the board of directors (or other managing body) and (if required by applicable law) the shareholders or members of the parties to the CatCon Acquisition Documents, (ii) that all of the conditions precedent to consummation of the CatCon Acquisition (other than payment of the Purchase Price) have been satisfied, (iii) that the proceeds of the Term Loan C will be used to pay the Purchase Price payable pursuant to the CatCon Acquisition Agreements, (iv) as to the amount of the Purchase Price payable in cash pursuant to the CatCon Acquisition Agreements, and (v) that all material consents, approvals, authorizations (including any required by HSR), licenses, permits, entitlements and accreditations required in connection with the CatCon Acquisition have been obtained.

(f) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the CatCon Acquisition or the other transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, any Agent, or any Lender.

(h) The Administrative Agent shall have received, for the account of the Lenders in accordance with their Pro Rata Shares, a closing fee in the amount of $343,000, which closing fee shall be fully earned, non-refundable and due and payable on the date hereof.

(i) The Borrower shall pay concurrently with the closing of the CatCon Acquisition, all fees, costs, expenses and taxes then payable pursuant to Section 2.06 (including the fees under the Fee Letter) or 12.04 (including the attorneys fees of the Agents incurred in connection with this Amendment) of the Financing Agreement.

(j) The aggregate amount of the Term Loans outstanding as of the Term Loan C Funding Date shall not exceed 2.50 times TTM EBITDA for the most recently completed 12 month period set forth in the financial statements delivered pursuant to Section 7.01(a)(iii) of the Financing Agreement after giving pro forma effect to the CatCon Acquisition.

(k) The Agents shall have received evidence satisfactory to each of them that the Foothill Loan Agreement shall have been amended on or prior to the Term Loan C Funding Date to, inter alia, permit the additional Obligations that will be incurred by the Loan Parties on the Term Loan C Funding Date.

4. Post-Closing Covenants.

(a) Within 10 days of the Term Loan C Funding Date, the Agents shall have received an environmental report, in form and substance satisfactory to the Agents, from a third party reasonably acceptable to the Agents.

(b) Within 30 days of the Term Loan C Funding Date, the Agents shall have received a certificate of the chief financial officer of the Borrower, setting forth updated pro forma projections for the Borrower and its Subsidiaries demonstrating compliance on a pro forma basis with Section 7.03 for the period from the Term Loan C Funding Date through December 31, 2008.

(c) Within 30 days of the Term Loan C Funding Date, the Collateral Agent shall have received a landlord waiver, in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the following locations: 17401 Interstate Highway 35, Buda, Texas; 10123 Southpark Drive, Gulfport, Mississippi; and 4545-4687 Mint Way, Dallas, Texas.

(d) Within 30 days of the Term Loan C Funding Date, the Collateral Agent shall have received a collateral access agreement, in form and substance satisfactory to the Collateral Agent, executed by each Person who possesses Inventory of any Loan Party.

5. No Other Amendments or Waivers. This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Financing Agreement expressly set forth in Sections 1 and 2 hereof, the Financing Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Financing Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of or as an amendment of, any right, power, or remedy of the Agents or the Lenders under the Financing Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Financing Agreement or any of the other Loan Documents. The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Financing Agreement, and shall not operate as a consent to any further or other matter, under the Loan Documents. Each Loan Party acknowledges and expressly agrees that the Agents and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Financing Agreement and the other Loan Documents. No Loan Party has any knowledge of any challenge to any Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

6. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) (i) the representations and warranties contained in the Financing Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (ii) no Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it;

(b) the execution, delivery, and performance of this Amendment (i) are within such Loan Party’s corporate powers, (ii) have been duly authorized by all necessary action, and (iii) do not contravene its charter or by-laws or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties;

(c) this Amendment constitutes such Loan Party’s legal, valid, and binding obligation, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws;

(d) this Amendment has been duly executed and delivered by such Loan Party;

(e) no Default or Event of Default has occurred and is continuing; and

(f) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party.

7. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or by other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or by other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

8. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

9. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

10. Affirmation of Guaranty. By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Financing Agreement remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Financing Agreement or any of the other Loan Documents to which it is a party.

11. Miscellaneous.

(a) Upon the effectiveness of this Amendment, each reference in the Financing Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

(b) Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Financing Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

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BORROWER:	METALICO, INC., a Delaware corporation

By:

Name:Michael J. Drury Title:Executive Vice President
GUARANTORS:	METALICO-COLLEGE GROVE, INC., a Tennessee corporation

TRANZACT CORPORATION, a Delaware corporation
METALICO-GRANITE CITY, INC., an Illinois corporation
WEST COAST SHOT, INC., a Nevada corporation
METALICO ROCHESTER, INC., a New York corporation
METALICO BUFFALO, INC., a New York corporation
SANTA ROSA LEAD PRODUCTS, INC., a California corporation
GULF COAST RECYCLING, INC., a Florida corporation
METALICO ALUMINUM RECOVERY, INC., a New York corporation
METALICO TRANSFER, INC., a New York corporation
METALICO TRANSFER REALTY, INC., a New York corporation
METALICO TRANSPORT, INC., a New York corporation
MAYCO INDUSTRIES, INC., an Alabama corporation
METALICO NILES, INC., an Ohio corporation
METALICO NIAGARA, INC., a New York corporation
METALICO AKRON INC., an Ohio corporation
METALICO AKRON REALTY, INC., an Ohio corporation
METALICO SYRACUSE, INC., a New York corporation
GENERAL SMELTING & REFINING, INC., a Tennessee corporation

By:

Name: Title:	Michael J. Drury Authorized Representative

METALICO ALABAMA REALTY, INC., an Alabama corporation
METALICO SYRACUSE REALTY, INC., a New York corporation
RIVER HILLS BY THE RIVER, INC., a Florida corporation
ELIZABETH HAZEL LLC, an Ohio limited liability company
MELINDA HAZEL LLC, an Ohio limited liability company
TOTALCAT GROUP, INC., a Delaware corporation
FEDERAL AUTOCAT RECYCLING, LLC, a New Jersey limited liability company
HYPERCAT COATING LIMITED LIABILITY COMPANY, a New Jersey limited liability company
HYPERCAT DMG, L.L.C., a New Jersey limited liability company
METALICO CATCON, INC., a Texas corporation

By:

Name:Michael J. Drury Title:Authorized Representative
AGENTS AND LENDERS:	ABLECO FINANCE LLC, as Collateral Agent, Administrative Agent and, on its behalf and on behalf of its affiliate assigns, as a Lender
By:

Name:
Title: